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                                                                       Exhibit 1

                      EQUITY RESIDENTIAL PROPERTIES TRUST
                   (a Maryland real estate investment trust)

        Common Shares of Beneficial Interest (Par Value $.01 Per Share)

                                TERMS AGREEMENT


                                                          Dated:  April 23, 1998


To:  Equity Residential Properties Trust
     ERP Operating Limited Partnership
     Two North Riverside Plaza
     Chicago, Illinois  60606


Ladies and Gentlemen:

     We understand that Equity Residential Properties Trust ("EQR" or the "Company") proposes to issue and sell Common Shares of Beneficial Interest (the "Common Shares" or "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") offers to purchase the number of Underwritten Securities (as defined in the Standard Underwriting Provisions referred to below) set forth below at the purchase price per Common Share set forth below. The Company has been advised that the Underwriter intends to deposit the Underwritten Securities with the trustee of the Equity Investor Fund Cohen & Steers Realty Majors Portfolio (A Unit Investment Trust) (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, as amended, to which the Underwriter acts as sponsor and depositor, in exchange for units of the Trust as soon after the execution and delivery of this Terms Agreement as in the judgment of the Underwriter is advisable.


          The Underwritten Securities shall have the following terms:


TITLE OF SECURITIES:  Common Shares
NUMBER OF UNDERWRITTEN SECURITIES:  946,565 Common Shares
PAR VALUE:  $.01 per Common Share
CLOSING PRICE PER COMMON SHARE:  $49.125
PURCHASE PRICE PER COMMON SHARE:  $46.5459
NUMBER OF OPTION SECURITIES, IF ANY, THAT MAY BE PURCHASED BY THE UNDERWRITER:
None
DELAYED DELIVERY CONTRACTS:  Not authorized
ADDITIONAL CO-MANAGERS, IF ANY:  None
OTHER TERMS: Solely for the purpose of this offering, the Standard Underwriting Provisions are modified as follows:

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Section 1(a)(vi)(A) is restated to state as follows:  "there has been no material adverse change in the condition, financial or otherwise, or in the earnings, assets, business prospects or business affairs of EQR and its subsidiaries, considered as a single enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Change"),"

Section 1(a)(viii) is restated in its entirety as follows: "EQR is duly qualified or registered as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by the nature of its business or its ownership or leasing of property, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, assets, business prospects or business affairs of EQR and its subsidiaries considered as a single enterprise (a "Material Adverse Effect")."

Section 1(a)(xv) is restated as follows: "All of the issued and outstanding shares of beneficial interest or capital stock and partnership interests, as the case may be, of each subsidiary have been validly issued and fully paid and are owned by EQR, and/or a subsidiary as described in the Registration Statement, and/or certain affiliated entities, in each case free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. EQR owns no direct or indirect equity interest in any entity other than its subsidiaries, except for such interests as, in the aggregate, are not material to the condition, financial or otherwise, or earnings, assets, business prospects or business affairs of EQR and its subsidiaries considered as a single enterprise."

The words "impracticable to market the Underwritten Securities or enforce contracts for the sale of the Underwritten Securities" contained in Section 9(a) therein are replaced by the words "impracticable or inadvisable to (x) proceed with the public offering or the delivery of the Underwritten Securities on the terms and in the manner contemplated in the Prospectus, or (y) commence or continue the offering of the units of the Trust to the public or enforce contracts for the sale of the units of the Trust." Terms defined in such document are used herein as therein defined.

The Company shall not be bound by the covenant contained in Section 3(j) of the Standard Underwriting Provisions.

CLOSING DATE AND LOCATION:   April 29, 1998 Rosenberg & Liebentritt, P.C., Two
North Riverside Plaza, Suite 1600, Chicago, Illinois  60606.

     All the provisions contained in the document attached as Annex A hereto entitled "Equity Residential Properties Trust (a Maryland real estate investment trust) -- Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest and Depositary Shares -- Standard Underwriting Provisions," dated May 16, 1997 (the "Standard Underwriting Provisions"), are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.


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     Please accept this offer no later than 4:30 p.m. (New York City time) on
April 23, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                              Very truly yours,

                              MERRILL LYNCH & CO.
                              MERRILL LYNCH, PIERCE, FENNER & SMITH
                                         INCORPORATED


                              By:  /s/ John C. Brady
                                  ---------------------------------------
                                  Name:    John C. Brady
                                  Title:   Managing Director


Accepted:

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
     for itself and as the general partner of ERP Operating
     Limited Partnership



     By:          /s/ Bruce C. Strohm
          ------------------------------------
          Name:   Bruce C. Strohm
          Title:  Executive Vice President,
                  Secretary and General Counsel